REID & PRIEST LLP
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                            NEW YORK, NEW YORK 10019-4097
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                                             New York, New York
                                             March 17, 1997



             American Electromedics Corp.
             13 Columbia Drive, Suite 18
             Amherst, NH 03031


                       Re:  Registration Statement on Form S-8
                            ----------------------------------

             Gentlemen:

                       We have acted as counsel to American
             Electromedics Corp., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 396,400 shares (the "Shares") of the Registrant's Common Stock, $.10 par value (the "Common Stock"), issuable upon the exercise of options (the "Options") granted under the Registrant's 1987 Non-Qualified Stock Option Plan (the "Plan") and certain Stock Option Agreements (the "Agreements").

                       For purposes of this opinion we have examined the
             Registration Statement, the Certificate of Incorporation, as amended, the By-Laws of the Registrant, the Plan, the Agreements and such documents, records, agreements, proceedings and legal matters as we have deemed necessary to examine. With respect to any documents or other corporate records which we have examined, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and the conformity to the original documents submitted to us as certified or photostatic copies.

             American Electromedics      -2-         March 17, 1997
                  Corp.


                       Based upon the foregoing and subject to the
             qualifications stated herein we are of the opinion that:

                       1.   The Registrant is a corporation duly
             organized, validly existing and in good standing under the laws of the State of Delaware.

                       2.   The Shares included in the Registration
             Statement to be issued upon the exercise of the Options will be duly authorized, validly issued, fully paid and non-assessable when the Options shall have been properly exercised, and the exercise price shall have been paid for the Shares in accordance with the terms of the Plan or the Agreements.

                       We are members of the Bar of the State of New
             York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                       We hereby consent to the filing of this opinion
             with the Commission as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/  Reid & Priest LLP

                                           REID & PRIEST LLP